ISSUER FREE WRITING PROSPECTUS DATED May 3, 2006
(SUPPLEMENTING PRELIMINARY PROSPECTUS DATED
April 28, 2006)
FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NO. 333-133222

WILLIAMS SCOTSMAN INTERNATIONAL, INC.

        On May 3, 2006, Williams Scotsman International, Inc. filed Amendment No. 2 to its Registration Statement on Form S-1 to revise and update certain disclosures that had been provided in its Preliminary Prospectus dated April 28, 2006. The disclosures in the preliminary prospectus included in Amendment No. 2 to the Registration Statement that revised or updated the disclosure in the Preliminary Prospectus dated April 28, 2006 are set forth below. References to "we," "us," "our" and the "company" are used in the manner described in the Preliminary Prospectus dated April 28, 2006.

        Under the caption "Summary—Recent Developments" on page 5 and page 6 of the preliminary prospectus included in Amendment No. 2 to the Registration Statement, earnings (loss) per share—basic and diluted for the quarter ended March 31, 2005 was revised to be reported as $(0.03) per share from $(0.13) per share reported in the Preliminary Prospectus dated April 28, 2006. The difference was caused by a typographical error.

        To review a filed copy of our current registration statement, click on the following link: http://www.sec.gov/Archives/edgar/data/923144/000104746906006191/a2169622zs-1a.htm

        THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-718-765-6732 OR 1-866-895-5637.

        ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE WITHIN THE EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA AN ELECTRONIC MAIL SYSTEM.